UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2013

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-51217	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois	60179
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On October 2, 2013, Sears Holdings Corporation (the “Company”), Sears Roebuck Acceptance Corp. (“SRAC”) and Kmart Corporation (together with SRAC, the “Borrowers”) entered into a First Amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement (as so amended, the “Credit Agreement”) with a syndicate of lenders, including Bank of America, N.A. (the “Bank”), as agent. Pursuant to the Amendment, the Borrowers have borrowed $1.0 billion under a new senior secured term loan facility (the “Term Loan”). The Credit Agreement continues to provide for a $3.275 billion asset-based revolving credit facility (the “Revolving Facility”).

The Term Loan bears interest at a rate equal to, at the election of the Borrowers, either (1) the London Interbank Offered Rate (“LIBOR”) (subject to a 1.00% LIBOR floor) or (2) the highest of (x) the Bank’s prime rate, (y) the federal funds rate plus 0.50% and (z) the one-month LIBOR rate plus 1.00% (the highest of (x), (y) and (z), the “Base Rate”), plus an applicable margin for LIBOR loans of 4.50% and for Base Rate loans of 3.50%. Beginning February 2, 2014, the Borrowers are required to repay the Term Loan in quarterly installments of $2,500,000, with the remainder of the Term Loan maturing June 30, 2018. Beginning with the fiscal year ending January 2015, the Borrowers are also required to make certain mandatory repayments of the Term Loan from excess cash flow (as defined in the Credit Agreement). The Term Loan may be prepaid in whole or in part without penalty, other than a 1.00% prepayment premium if the Borrowers enter into certain repricing transactions with respect to the Term Loan within one year.

The Term Loan is secured by the same collateral as the Revolving Facility on a pari passu basis with the Revolving Facility, and is guaranteed by the same subsidiaries of the Company that guarantee the Revolving Facility. The Revolving Facility continues to be scheduled to expire on April 8, 2016.

The Credit Agreement contains covenants that restrict the ability of the Company and its subsidiaries to take certain actions, including, among other things and subject to certain significant exceptions: creating liens, incurring indebtedness, making investments, engaging in mergers and acquisitions, selling property, paying dividends or amending organizational documents. Under certain circumstances, the Credit Agreement also requires the Company to comply with certain financial ratio maintenance covenants. The Credit Agreement also contains customary affirmative covenants and events of default.

The net proceeds of the Term Loan were used to reduce borrowings under the Revolving Facility, which resulted in borrowings outstanding under the Revolving Facility of approximately $1.0 billion.

The descriptions herein of the Credit Agreement and the Term Loan do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment, which is filed as an exhibit hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see Item 1.01 above, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The agreement filed with this report contains representations and warranties and other agreements and undertakings by the Company and its subsidiaries and third parties. These representations and warranties, agreements and undertakings have been made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties to the agreement in connection with negotiating the terms of the agreement, and have been included in the agreement for the purpose of allocating risk between the parties to the agreement rather than to establish matters as facts. Any such representations and warranties, agreements, and undertakings have been made solely for the benefit of the parties to the agreement and should not be relied upon by any other person.

(d) Exhibits

10.1	First Amendment to the Second Amended and Restated Credit Agreement, dated as of October 2, 2013, between Sears Holdings Corporation, Sears Roebuck Acceptance Corp. and Kmart Corporation, the Revolving Lenders party thereto, the Term Lenders party thereto, and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION

By:	/s/ Robert A. Riecker
Robert A. Riecker
Vice President, Controller and Chief Accounting Officer

Date: October 2, 2013

Exhibit Index

10.1	First Amendment to the Second Amended and Restated Credit Agreement, dated as of October 2, 2013, between Sears Holdings Corporation, Sears Roebuck Acceptance Corp. and Kmart Corporation, the Revolving Lenders party thereto, the Term Lenders party thereto, and Bank of America, N.A., as administrative agent.